Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Registration Statement on Form S-4 of Abri SPAC I, Inc. of our report dated February 10, 2022, with respect to our audits of Apifiny Group, Inc. and Subsidiaries’ (the Company) consolidated financial statements as of and for the years then ended December 31, 2020 and 2019, which appears in this Proxy Statement/Prospectus on Form S-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Proxy Statement/Prospectus.

/s/ UHY LLP

New York, New York

February 10, 2022